FOR IMMEDIATE RELEASE		Contacts:	Jill Burchill, CFO
							507/663-8294
February 21, 2000					jill.burchill@sheldahl.com
Sheldahl, Inc.
1150 Sheldahl Road					Jennifer Weichert
Northfield, MN  55057	Weichert Financial Relations
651/686-9751or612/839-9871
								Weichertfr@aol.com


SHAREHOLDER FILES SUIT AGAINST
SHELDAHL, INC.

Northfield, MN, February 21, 2000 -- Sheldahl, Inc. (the "Company") (Nasdaq:
SHEL) announced that it has received notice of a Minnesota state court complaint against the Company, its directors and Molex Incorporated (Nasdaq:
MOLX) claiming that the consideration to be paid in a proposed transaction between the Company and Molex, as announced on February 17, 2000, is unfair and inadequate for the Company's shareholders. The complaint requests certification as a class action, and seeks injunctive relief and compensatory damages. Sheldahl believes that the claims and allegations in the complaint have no merit and intends to vigorously contest the action.

Sheldahl, Inc. is a leading producer of high-density substrates, high-quality flexible printed circuitry and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; Detroit, Michigan; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its' sales offices are located in Hong Kong, China; Singapore; and Mainz, Germany. As of January 31, 2000, Sheldahl employed approximately 870 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol:
SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.Sheldahl.com.

Molex Incorporated is a 61 year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems, switches and application tooling. Based in Lisle, Illinois, Molex operates 50 manufacturing facilities in 21 countries and employs approximately 15,900 people. Molex common stock (Nasdaq: MOLX, MOLXA) is included in the S&P 500 Index and is listed as part of the S&P 500 Electrical Equipment Industry Group.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: Molex and Sheldahl not entering into an agreement with respect to a transaction; or any such transaction not being consummated; and Sheldahl and/or Molex successfully defending and ultimately prevailing on the action brought by a Sheldahl shareholder. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 27, 1998; February 26, 1999 and May 28, 1999, and other SEC filings.

Sheldahl does not undertake any obligation to update any such factors or to publicly announce the developments or events relating to the matters described herein.
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